EXHIBIT 21.1

LIST OF SUBSIDIARIES

1.             Unilens Corp. USA, a Delaware corporation.

2.             Unilens Vision Sciences Inc., a Delaware corporation.

3.             Unilens Contact Lens Laboratory, Inc., a Florida corporation.